Exhibit 10.1

BYRNA TECHNOLOGIES INC.

EXECUTIVE SEVERANCE PLAN

ARTICLE I
PURPOSE

This Executive Severance Plan (the “Plan”) has been established by the Company on July 29, 2025 (the "Effective Date") to provide Participants with the opportunity to receive severance benefits in the event of certain terminations of employment. The purpose of the Plan is to attract and retain qualified executives and to assure the present and future continuity, objectivity, and dedication of management in the event of any Change in Control to maximize the value of the Company on a Change in Control. The Plan is intended to be a top hat welfare benefit plan under ERISA.

Capitalized terms used but not otherwise defined herein have the meanings set forth in ARTICLE II.

ARTICLE II
DEFINITIONS

"ACA" means the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, and implementing regulations and related guidance issued thereunder.

"Administrator" means the Compensation Committee or any committee duly authorized by the Board to administer the Plan. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Administrator.

"Applicable CIC Severance Multiplier" means the multiplier contained in a Participant's Participation Agreement that is used to determine the amount of severance the Participant may receive if a Qualifying CIC Termination occurs as set out in ARTICLE IV hereof.

"Applicable Severance Multiplier" means the multiplier contained in a Participant's Participation Agreement that is used to determine the amount of severance the Participant may receive if a Qualifying Termination occurs as set out in ARTICLE IV hereof.

"Benefit Continuation" has the meaning set forth in Section 4.01(c).

"Benefit Continuation Period" means, with respect to a Qualifying Termination, the period beginning on the Participant's termination date and ending on the earliest of: (a) the end of the time period specified in a Participant's Participation Agreement during which the Participant may receive continued health coverage following a Qualifying Termination; (b) the date on which the Participant receives substantially similar coverage from another employer; or (c) the date the Participant is no longer eligible to receive COBRA continuation coverage.

"Board" means the Board of Directors of the Company.

"Cause" has the meaning attributed to such term in the Equity Incentive Plan.

"Change in Control" has the meaning attributed to such term in the Equity Incentive Plan.

"CIC Benefit Amount" has the meaning set forth in Section 4.02(b).

"CIC Benefit Continuation Period" has the meaning set forth in Section 4.02(b).

"CIC Benefit Continuation Period" means, with respect to a Qualifying CIC Termination, the period beginning on the Participant's termination date and ending on the date specified in a Participant's Participation Agreement.

"CIC Severance" has the meaning set forth in Section 4.02(a).

"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985.

"Code" means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

"Company" means Byrna Technologies Inc., a Delaware corporation, and any successor thereto.

"Compensation Committee" means the Compensation Committee of the Board.

"Covered Payments" has the meaning set forth in Section 7.01.

"Covered Period" means the period of time beginning on the first occurrence of a Change in Control and lasting through the twelve (12) month anniversary of the occurrence of the Change in Control. The Covered Period shall also include the thirty-day period before the occurrence of the Change in Control if a Qualifying CIC Termination occurs during such period and the Change in Control occurs.

"Effective Date" has the meaning set forth in ARTICLE I.

"Eligible Employee" means any full-time employee of the Company who is an officer of the Company and any other full-time employee of the Company who is selected by the Administrator to be a key employee who should be eligible to participate in the Plan. Eligible Employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 404 of ERISA.

"Equity Incentive Plan" means the Byrna Technologies Inc. Amended and Restated 2020 Equity Incentive Plan, as the same may be amended and/or restated from time to time, or any similar or successor equity incentive plan governing equity grants then in effect.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" means the Securities and Exchange Act of 1934, as amended.

"Excise Tax" has the meaning set forth in Section 7.01.

"Good Reason" means the occurrence of any of the following: (i) a material reduction in the Participant’s base salary other than a reduction in accordance with an across-the-board reduction that applies to similarly situated employees; (ii) a relocation of the Participant’s principal place of employment to a location that increases the regular one-way commute distance between the Participant’s residence and principal place of employment by more than sixty (60) miles; or (iii) a material, adverse change in the Participant’s title or responsibilities (other than temporarily while the Participant is physically or mentally incapacitated or as required by applicable law). The Participant’s termination of employment shall not be for Good Reason unless the Participant provides written notification to the Company describing the applicable circumstances (which notice must be provided by the Participant to the Company within ninety (90) days of the Participant’s knowledge of the applicable circumstances), and the Company does not remedy such circumstances within 30 days of its receipt of such written notice from the Participant.

"Parachute Payments" has the meaning set forth in Section 7.01.

"Participant" has the meaning set forth in Section 3.01.

"Participation Agreement" means the latest participation agreement delivered by the Company to a Participant informing the Eligible Employee of the Eligible Employee's participation in the Plan.

"Person" has the meaning ascribed to it in Section 13(d)(3) of the Exchange Act.

"Plan" means this Byrna Technologies Inc. Executive Severance Plan, as may be amended and/or restated from time to time.

"Qualifying Termination" means the termination of a Participant's employment either (a) by the Company without Cause; or (b) by the Participant for Good Reason; in each case, other than a Qualifying CIC Termination.

"Qualifying CIC Termination" means the termination of a Participant’s employment during the Covered Period either:

(a) by the Company without Cause; or

(b) by the Participant for Good Reason.

A Qualifying CIC Termination that occurs during the thirty (30) day period before the first occurrence of a Change in Control will be deemed to occur upon the occurrence of the Change in Control for purposes of the Plan.

"Reduced Amount" has the meaning set forth in Section 7.01(a).

"Release" has the meaning set forth in Section 6.01(c).

"Severance" has the meaning set forth in Section 4.01(a).

"Specified Employee Payment Date" has the meaning set forth in Section 9.13(b).

"Target Bonus" means the annual bonus, if any, that the Participant would have earned for the entire fiscal year in which the Qualifying Termination or Qualifying CIC Termination occurs at target level, to the extent that the applicable employment agreement or offer letter between the Participant and the Company includes such a target bonus amount at the time of such Qualifying Termination or Qualifying CIC Termination.

ARTICLE III
PARTICIPATION

Section 3.01    Participants. Each Eligible Employee of the Company who (a) is chosen by the Administrator to participate in the Plan; (b) receives a Participation Agreement from the Company; and (c) executes and returns such Participation Agreement to the Company in accordance with the terms of the Participation Agreement shall be a "Participant" in the Plan. The Administrator shall have sole authority and discretion to determine Participants in the Plan and to determine terms of each Participant’s Participation Agreement, including, without limitation, each Participant’s Applicable Severance Multiplier, Applicable CIC Severance Multiplier, Benefit Continuation Period, and CIC Benefit Continuation Period.

ARTICLE IV
SEVERANCE

Section 4.01    Severance for Qualifying Termination. If a Participant experiences a Qualifying Termination, then, subject to ARTICLE VI, the Company will provide the Participant with the following:

(a)    Severance in an amount equal to the product of the Participant's Applicable Severance Multiplier multiplied by the Participant's base salary in effect immediately prior to the date of the Qualifying Termination ("Severance").

Subject to Section 9.13, Severance will be paid in substantially equal installments over the period following the Qualifying Termination equal to the product of twelve (12) months multiplied by the Participant’s Applicable Severance Multiplier, payable in accordance with the Company's normal payroll practices, but no less frequently than monthly, which payments in the aggregate are equal to the Severance and which shall begin on the 61st day following the Qualifying Termination.

(b)    During the Participant's Benefit Continuation Period, reimbursement for the monthly COBRA premium paid by the Participant for themself and their eligible dependents ("Benefit Continuation"). Notwithstanding the foregoing, if the Company's providing Benefit Continuation under this Section 4.01(b) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the ACA, the Company shall reform this Section 4.01(b) in a manner as is necessary to comply with the ACA. Subject to Section 9.13, Benefit Continuation reimbursement shall be paid to the Participant by the last calendar day of the month immediately following the month in which the Participant timely remits the premium payment.

(c)    A lump sum amount equal to the sum of Participant’s (i) accrued but unpaid base salary through the date of the Qualifying Termination, (ii) vacation pay earned but not used in the calendar year of the Qualifying Termination, (iii) unreimbursed reimbursable expenses, (iv) rights and benefits under the employee benefit plans of the Company in which Participant is then participating, and (v) previously earned but unpaid annual bonus for a completed calendar year prior to the date of the Qualifying Termination.

Section 4.02    Severance for Qualifying CIC Termination. If a Participant experiences a Qualifying CIC Termination, then, subject to ARTICLE VI, the Company will provide the Participant with the following:

(a)    Severance in an amount equal to the product of the Participant's Applicable CIC Severance Multiplier multiplied by the sum of (i) the Participant's base salary in effect on the Qualifying CIC Termination or, if greater, in effect on the first occurrence of a Change in Control, plus (ii) the Participant's Target Bonus for the year in which the Qualifying CIC Termination occurs or, if greater, in effect on the first occurrence of a Change in Control (such amount, the "CIC Severance"). Subject to Section 9.13, CIC Severance will be paid in a single lump-sum on the 61st day following the Qualifying CIC Termination.

(b)    A lump sum amount equal to the monthly COBRA premiums that would be payable by the Participant for themself and their eligible dependents during the Participant’s CIC Benefit Continuation Period (the "CIC Benefit Amount"). Notwithstanding the foregoing, if the Company's providing the CIC Benefit Amount under this Section 4.02(b) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the ACA, the Company shall reform this Section 4.02(b) in a manner as is necessary to comply with the ACA. Subject to Section 9.13, the CIC Benefit Amount will be paid in a single lump-sum on the 61st day following the Qualifying CIC Termination.

(c)    A lump sum amount equal to the sum of Participant’s (i) accrued but unpaid base salary through the date of the Qualifying CIC Termination, (ii) vacation pay earned but not used in the calendar year of the Qualifying CIC Termination, (iii) unreimbursed reimbursable expenses, (iv) rights and benefits under the employee benefit plans of the Company in which Participant is then participating, and (v) previously earned but unpaid annual bonus for a completed calendar year prior to the date of the Qualifying CIC Termination.

ARTICLE V
EQUITY AWARDS

Section 5.01    Equity Awards

Notwithstanding the terms of the Company equity plan or plans under which a Participant's equity awards are granted or any applicable award agreements, if a Participant has a Qualifying CIC Termination, then, subject to ARTICLE VI:

(a)    all of the Participant's outstanding unvested time-based equity awards shall become fully vested and any restrictions thereon shall lapse and, in the case of stock options and stock appreciation rights, shall remain exercisable for the remainder of their full term; and

(b)    all of the Participant's outstanding unvested equity awards with performance-based vesting, shall be deemed achieved at target levels with respect to performance goals or other vesting criteria.

(c)    For the avoidance of doubt, this Section 5.01 shall not apply to Qualifying Terminations, and upon any Qualifying Termination, the provisions of the Equity Incentive Plan and the applicable award agreements shall govern the treatment of a Participant’s equity awards.

ARTICLE VI
CONDITIONS

Section 6.01    Conditions A Participant's entitlement to any severance benefits under ARTICLE IV and ARTICLE V will be subject to:

(a)    the Participant executing and delivering to the Company their Participation Agreement in accordance with the terms thereof;

(b)    the Participant experiencing a Qualifying Termination or Qualifying CIC Termination, as applicable; and

(c)    the Participant executing a full release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the "Release") and such Release becoming effective and irrevocable within sixty (60) days following the Participant's Qualifying Termination or Qualifying CIC Termination, as applicable; and

(d)    with respect to Benefit Continuation only, the Participant timely and properly electing continuation coverage under COBRA.

ARTICLE VII
SECTION 280G

Section 7.01    Reduction. Notwithstanding any other provision of the Plan or any other plan, arrangement or agreement to the contrary, if, in connection with a Qualifying CIC Termination, any of the payments or benefits provided or to be provided by the Company or its affiliates to a Participant or for a Participant's benefit pursuant to the terms of the Plan or otherwise ("Covered Payments") constitute parachute payments ("Parachute Payments") within the meaning of Section 280G of the Code and would, but for this ARTICLE VII, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then the Covered Payments shall be either:

(a)    reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the "Reduced Amount"); or

(b)    payable in full if the Participant's receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Participant receiving an amount greater than the Reduced Amount.

Section 7.02    Order of Reduction. Any such reduction shall be made by the Company in its sole discretion consistent with the requirements of Section 409A of the Code.

Section 7.03    Determinations. Any determination required under this ARTICLE VII, including whether any payments or benefits are Parachute Payments, shall be made by the Company in its sole discretion. The Participant shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this ARTICLE VII. The Company's determination shall be final and binding on the Participant.

ARTICLE VIII
CLAIMS PROCEDURES

Section 8.01    Initial Claims. A Participant who believes that they are eligible for a payment under the Plan that has not been received may submit a written claim for benefits to the Administrator within sixty (60) days after the Participant's Qualifying Termination or Qualifying CIC Termination, as applicable. Claims should be addressed and sent to:

Byrna Technologies Inc.

100 Burtt Road, Suite 115

Andover, MA 01810

Attention: Compensation Committee

If the Participant's claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within ninety (90) days after the Administrator's receipt of the Participant's written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed one-hundred-eighty (180) days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial ninety (90) day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant's claim will contain the following information:

(a)    the specific reason or reasons for the denial of the Participant's claim;

(b)    references to the specific Plan provisions on which the denial of the Participant's claim was based;

(c)    a description of any additional information or material required by the Administrator to reconsider the Participant's claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(d)    a description of the Plan's review procedures and time limits applicable to such procedures, including a statement of the Participant's right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

Section 8.02    Appeal of Denied Claims. If the Participant's claim is denied and they wish to submit a request for a review of the denied claim, the Participant or their authorized representative must follow the procedures described below:

(a)    Upon receipt of the denied claim, the Participant (or their authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than sixty (60) days after the Participant has received written notification of the denial.

(b)    The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to their claim for benefits.

(c)    The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to their claim for benefits.

(d)    The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to their claim, without regard to whether such information was submitted or considered in the initial denial of their claim.

Section 8.03    Administrator's Response to Appeal. The Administrator will provide the Participant with written notice of its decision within sixty (60) days after the Administrator's receipt of the Participant's written claim for review. There may be special circumstances which require an extension of this sixty (60) day period. In any such case, the Administrator will notify the Participant in writing within the sixty (60) day period and the final decision will be made no later than one-hundred-twenty (120) days after the Administrator's receipt of the Participant's written claim for review. The Administrator's decision on the Participant's claim for review will be communicated to the Participant in writing and will clearly state:

(a)    the specific reason or reasons for the denial of the Participant's claim;

(b)    reference to the specific Plan provisions on which the denial of the Participant's claim is based;

(c)    a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records, and other information relevant to their claim for benefits; and

(d)    a statement describing the Participant's right to bring an action under Section 502(a) of ERISA.

Section 8.04    Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(a)    no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

(b)    in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

Section 8.05    Attorney's Fees. The Company and each Participant shall bear their own attorneys' fees incurred in connection with any disputes between them.

ARTICLE IX
ADMINISTRATION, AMENDMENT AND TERMINATION

Section 9.01    Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:

(a)    administer the Plan according to its terms and to interpret Plan provisions;

(b)    resolve and clarify inconsistencies, ambiguities, and omissions in the Plan and among and between the Plan and other related documents;

(c)    take all actions and make all decisions regarding questions of eligibility for benefits, and benefit amounts;

(d)    make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;

(e)    process and approve or deny all claims for benefits; and

(f)    decide or resolve any and all questions, including benefit eligibility and entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.

The decision of the Administrator on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation, and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.

Section 9.02    Unless earlier terminated pursuant to Section 9.03, if a Change in Control has not occurred, the Plan will expire three (3) years from the Effective Date; provided, that on each anniversary of the date the Plan would otherwise expire, the Plan will be automatically extended for an additional year.

Section 9.03    Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time, by providing at least ninety (90) days advance written notice to each Participant; provided that no such amendment or termination that has the effect of reducing or diminishing the right of any Participant will be effective without the written consent of such Participant.

ARTICLE X
GENERAL PROVISIONS

Section 10.01    At-Will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause.

Section 10.02    Effect on Other Plans, Agreements, and Benefits.

(a)    Any severance benefits payable to a Participant under the Plan will be: (i) reduced by any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between the Participant and the Company that provides for severance benefits (unless the policy, plan, or agreement expressly provides for severance benefits to be in addition to those provided under the Plan); and (ii) reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations.

(b)    Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.

Section 10.03    Mitigation and Offset. If a Participant obtains other employment after a Qualifying Termination or Qualifying CIC Termination, such other employment will not affect the Participant's rights or the Company's obligations under the Plan.

The Company may reduce the amount of any severance benefits otherwise payable to or on behalf of a Participant by the amount of any obligation of the Participant to the Company, and the Participant shall be deemed to have consented to such reduction.

Section 10.04    Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid, and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.

Section 10.05    Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.

Section 10.06    Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

Section 10.07    Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees, or legal representatives.

Section 10.08    Transfer and Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of a Participant's death, such amounts shall be paid to the Participant's beneficiaries.

Section 10.09    Waiver. Any party's failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.

Section 10.10    Governing Law. To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware without regard to conflicts of law principles. Any action or proceeding to enforce the provisions of the Plan will be brought only in a state or federal court located in Boston, Massachusetts, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

Section 10.11    Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Participant. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

Section 10.12    Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

Section 10.13    Section 409A.

(a)    The Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payment(s) under the Plan that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon a termination of employment shall only be made upon a "separation from service" under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

(b)    Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination or Qualified CIC Termination is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code and the Participant is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or Qualified CIC Termination, or, if earlier, on the Participant's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Plan, if any payment or benefit is conditioned on the Participant's execution of a Release, the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination or Qualifying CIC Termination, as applicable, and ending on the payment date if no delay had been imposed.

(c)    To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under the Plan shall not be subject to liquidation or exchange for another benefit.

As adopted by the Board of Directors of Byrna Technologies Inc. on July 29, 2025.